Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of Eureka Homestead Bancorp, Inc. filed with the Securities and Exchange Commission, the Form H-(e)l filed with the Board of Governors of the Federal Reserve System, and the Form AC filed with the Office of the Comptroller of the Currency, of our report dated March 11, 2019, on our audits of the balance sheets of Eureka Homestead as of December 31, 2018 and 2017, and the related statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2018, appearing in the Prospectus, which is part of this Registration Statement, the Form H-(e)l, and the Form AC. We also consent to the references to our firm under the captions “Experts” in the Prospectus.

Columbus, Mississippi
March 11, 2019